UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 30, 2006

NATIONAL MERCANTILE BANCORP
(Exact Name of Registrant as Specified in its Charter)

California	0-15982	95-3819685
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1880 Century Park East
Los Angeles, CA  90067
(Address of Principal Executive Offices)

(310) 277-2265
(Registrant’s Telephone Number)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.  Entry into a Material Definitive Agreement

On November 30, 2006, First California Financial Group, Inc. (“FCFG”), a wholly owned subsidiary of National Mercantile Bancorp (“NMB”), entered into an Agreement and Plan of Merger (the “Charter Sale Agreement”) with United Central Bank, a Texas state-charter banking institution (“UCB”).  The Charter Sale Agreement contemplates that, following the completion of the previously announced merger of NMB with and into FCFG, and the subsequent merger of FCB Bancorp into FCFG (the “Initial Mergers”), UCB will acquire the national charter of Mercantile National Bank, a wholly owned subsidiary of NMB (“MNB”).  This conforms to the previously announced strategy of FCFG, NMB and FCB Bancorp to combine the businesses of the three subsidiary banks (Mercantile National Bank, South Bay Bank and First California Bank) under one California state banking charter following the Initial Mergers.

The Charter Sale Agreement provides that following the Initial Mergers, MNB will transfer substantially all of its assets and liabilities to First California Bank and then merge into a subsidiary of UCB, with FCFG, the sole shareholder of MNB, receiving a cash payment in the amount of $1,375,000.  At the closing, FCFG and First California Bank will enter into an indemnity agreement pursuant to which they will agree to indemnify UCB for any liabilities of MNB arising prior to the closing.   MNB is not presently a party to the Charter Sale Agreement, but the Agreement contemplates that following the Initial Mergers, MNB will execute the Charter Sale Agreement.  The closing of the transaction contemplated by the Charter Sale Agreement is subject to a number of conditions, including the completion of the Initial Mergers and the receipt of necessary regulatory approvals.  Either party may terminate the transaction if the closing is not completed by March 31, 2007 and such closing has not occurred due to the breach or default by such party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2006	NATIONAL MERCANTILE BANCORP

	By:	/s/ David R. Brown
David R. Brown
Chief Financial Officer